TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP. 291)

CERTIFICATE OF INCORPORATION (SECTIONS 14 AND 15)

No. 650819

The Registrar of Corporate Affairs of the British Virgin Islands HEREBY CERTIFIES *pursuant to the International Business Companies Act, Cap. 291 that all the requirements of the Act in respect of incorporation having been satisfied,*

COLOR MAN HOLDINGS LIMITED

is incorporated in the British Virgin Islands as an International Business Company this 11th day of April, 2005.

Given under my hand and seal at Road Town, in the Territory of the British Virgin Islands

REGISTRAR OF CORPORATE AFFAIRS

CRTI0018